news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 28, 2017

Chevron Reports Second Quarter Net Income of $1.5 Billion

San Ramon, Calif., July 28, 2017 – Chevron Corporation (NYSE: CVX) today reported earnings of $1.5 billion ($0.77 per share - diluted) for second quarter 2017, compared with a loss of $1.5 billion ($0.78 per share - diluted) in the second quarter of 2016. Included in the quarter were impairments and other non-cash charges totaling $430 million, partially offset by gains on asset sales of $160 million. Foreign currency effects increased earnings in the 2017 second quarter by $3 million, compared with an increase of $279 million a year earlier.
Sales and other operating revenues in second quarter 2017 were $33 billion, compared to $28 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings by business segment
Upstream	$853	$(2,462)	$2,370	$(3,921)
Downstream	1,195	1,278	2,121	2,013
All Other	(598)	(286)	(359)	(287)
Total (1)(2)	$1,450	$(1,470)	$4,132	$(2,195)
(1) Includes foreign currency effects	$3	$279	$(238)	$(40)
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“Second quarter results improved substantially from a year ago and year-to-date net cash flow is positive,” said Chairman and CEO John Watson. “We’re delivering higher production with lower capital and operating expenditures.”
“Oil and gas production was up 10 percent in the second quarter from a year ago,” Watson added. “Our Gorgon LNG Project in Australia closed the quarter running above nameplate capacity and we had record production from our shale and tight resource in the Permian Basin. First production from the Wheatstone LNG Project is expected next month.”
“Operating expenses were down 10 percent and capital spending was down 25 percent in the first six months of the year versus 2016,” Watson commented.

UPSTREAM
Worldwide net oil-equivalent production was 2.78 million barrels per day in second quarter 2017, compared with 2.53 million barrels per day from a year ago. Production increases were noted from major capital projects, base business, and shale and tight properties, and lower maintenance-related downtime. These impacts were partially offset by normal field declines, production entitlement effects in several locations and the effect of 2016 asset sales.

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U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings	$(102)	$(1,113)	$(22)	$(1,963)
U.S. upstream operations incurred a loss of $102 million in second quarter 2017 compared with a loss of $1.11 billion from a year earlier. The improvement reflected lower impairment charges, higher crude oil and natural gas realizations, higher gains on asset sales, and lower operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $41 in second quarter 2017, up from $36 a year earlier. The average sales price of natural gas was $2.32 per thousand cubic feet in second quarter 2017, compared with $1.21 in last year’s second quarter.
Net oil-equivalent production of 701,000 barrels per day in second quarter 2017 was up 19,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, base business, and the Jack/St. Malo major capital project were partially offset by the effect of 2016 asset sales and normal field declines. The net liquids component of oil-equivalent production in second quarter 2017 increased 6 percent to 530,000 barrels per day, while net natural gas production decreased 6 percent to 1.03 billion cubic feet per day primarily as a result of 2016 asset sales.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings*	$955	$(1,349)	$2,392	$(1,958)
*Includes foreign currency effects	$(4)	$329	$(278)	$31
International upstream operations earned $955 million in second quarter 2017 compared with a loss of $1.35 billion a year ago. The increase in earnings reflected lower impairment charges, partially offset by higher depreciation expenses from increased production. The improvement also included lower tax items, higher natural gas sales volumes, higher crude oil realizations and volumes, and lower operating expenses. Foreign currency effects decreased earnings by $4 million in the 2017 second quarter, compared with an increase of $329 million a year earlier.
The average sales price for crude oil and natural gas liquids in second quarter 2017 was $45 per barrel, up from $40 a year earlier. The average price of natural gas was $4.39 per thousand cubic feet in the quarter, compared with $3.93 in last year’s second quarter.
Net oil-equivalent production of 2.08 million barrels per day in second quarter 2017 was up 233,000 barrels per day from a year earlier. Production increases from major capital projects and base business in multiple areas, and lower maintenance-related downtime were partially offset by production entitlement effects in several locations and normal field declines. The net liquids component of oil-equivalent production increased 3 percent to 1.22 million barrels per day in the 2017 second quarter, while net natural gas production increased 30 percent to 5.14 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings	$634	$537	$1,103	$784
U.S. downstream operations earned $634 million in second quarter 2017 compared with earnings of $537 million a year earlier. The increase in earnings was primarily due to higher margins on refined product sales and lower operating expenses. Partially offsetting these effects were the absence of second quarter 2016 asset sale gains and higher tax items.
Refinery crude oil input in second quarter 2017 decreased 3 percent from the year-ago period to 928,000 barrels per day. Refined product sales of 1.24 million barrels per day decreased 2 percent from second quarter 2016. Branded gasoline sales of 542,000 barrels per day were essentially unchanged from the 2016 period. Both refinery crude oil input and refined product sales were lower due to divestment of the Hawaii refining and marketing assets in fourth quarter 2016.

International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings*	$561	$741	$1,018	$1,229
*Includes foreign currency effects	$3	$(26)	$(43)	$(74)
International downstream operations earned $561 million in second quarter 2017 compared with $741 million a year earlier. The decrease in earnings was primarily due to the absence of second quarter 2016 gains on asset sales. Higher margins on refined product sales partially offset the decrease in earnings. Foreign currency effects increased earnings by $3 million compared with a decrease of $26 million in last year’s second quarter.
Refinery crude oil input of 726,000 barrels per day in second quarter 2017 decreased 38,000 barrels per day from the year-ago period mainly due to crude unit maintenance at the Star Petroleum Refining Company in Thailand and a major planned turnaround at the company’s refinery in Cape Town, South Africa.
Total refined product sales of 1.45 million barrels per day in second quarter 2017 were essentially unchanged from the year-ago period.

ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2017	2016	2017	2016
Earnings/(Charges)*	$(598)	$(286)	$(359)	$(287)
*Includes foreign currency effects	$4	$(24)	$83	$3
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in second quarter 2017 were $598 million, compared with $286 million a year earlier. The change between periods was mainly due to higher tax items and an impairment of an asset. Partially offsetting the increase were lower interest and employee

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expenses. Foreign currency effects decreased net charges by $4 million for the second quarter of 2017, compared with an increase of $24 million in the 2016 period.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2017 was $8.9 billion, compared with $3.7 billion in the corresponding 2016 period. Excluding working capital effects, cash flow from operations in 2017 was $10.1 billion, compared with $5.8 billion in the corresponding 2016 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2017 were $8.9 billion, compared with $12.0 billion in the corresponding 2016 period. The amounts included $2.1 billion in 2017 and $1.7 billion in 2016 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 89 percent of the companywide total in second quarter 2017.

# # #
NOTICE
Chevron’s discussion of second quarter 2017 earnings with security analysts will take place on Friday, July 28, 2017, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” "trends," "guidance," “focus,” “on schedule,” “on track,” “goals,” “objectives,” “strategies,” "opportunities," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development

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activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 22 of the company’s 2016 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2017	2016	2017	2016

Sales and other operating revenues *	$32,877	$27,844	$64,401	$50,914
Income from equity affiliates	1,316	752	2,466	1,328
Other income	287	686	1,034	593
Total Revenues and Other Income	34,480	29,282	67,901	52,835
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	18,325	15,278	35,831	26,503
Operating, selling, general and administrative expenses	5,653	6,087	11,179	12,489
Exploration expenses	125	214	269	584
Depreciation, depletion and amortization	5,311	6,721	9,505	11,124
Taxes other than on income *	3,065	2,973	5,936	5,837
Interest and debt expense	48	79	99	79
Total Costs and Other Deductions	32,527	31,352	62,819	56,616
Income (Loss) Before Income Tax Expense	1,953	(2,070)	5,082	(3,781)
Income tax expense (benefit)	487	(607)	917	(1,611)
Net Income (Loss)	1,466	(1,463)	4,165	(2,170)
Less: Net income attributable to noncontrolling interests	16	7	33	25
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$1,450	$(1,470)	$4,132	$(2,195)

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$0.77	$(0.78)	$2.20	$(1.17)
- Diluted	$0.77	$(0.78)	$2.18	$(1.17)
Dividends	$1.08	$1.07	$2.16	$2.14

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,881,019	1,871,995	1,880,200	1,870,885
- Diluted	1,893,014	1,871,995	1,894,197	1,870,885

* Includes excise, value-added and similar taxes.	$1,771	$1,784	$3,448	$3,436

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Upstream
United States	$(102)	$(1,113)	$(22)	$(1,963)
International	955	(1,349)	2,392	(1,958)
Total Upstream	853	(2,462)	2,370	(3,921)
Downstream
United States	634	537	1,103	784
International	561	741	1,018	1,229
Total Downstream	1,195	1,278	2,121	2,013
All Other (1)	(598)	(286)	(359)	(287)
Total (2)	$1,450	$(1,470)	$4,132	$(2,195)

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$4,762	$6,988
Marketable Securities	$13	$13
Total Assets	$254,599	$260,078
Total Debt	$42,864	$46,126
Total Chevron Corporation Stockholders' Equity	$146,203	$145,556

	Six Months Ended June 30
CASH FLOW FROM OPERATIONS	2017	2016
Net Cash Provided by Operating Activities	$8,915	$3,672
Net Increase in Operating Working Capital	$(1,198)	$(2,091)
Net Cash Provided by Operating Activities Excluding Working Capital	$10,113	$5,763

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2017	2016	2017	2016
United States
Upstream	$1,154	$1,204	$2,205	$2,480
Downstream	361	332	682	753
Other	35	53	69	75
Total United States	1,550	1,589	2,956	3,308
International
Upstream	2,870	3,818	5,786	8,508
Downstream	118	116	187	175
Other	—	—	1	1
Total International	2,988	3,934	5,974	8,684
Worldwide	$4,538	$5,523	$8,930	$11,992
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$169	$232	$346	$568
International	1,030	680	1,792	1,135
Total	$1,199	$912	$2,138	$1,703

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2017	2016	2017	2016
United States	530	501	517	495
International	1,221	1,188	1,213	1,240
Worldwide	1,751	1,689	1,730	1,735
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,027	1,088	1,017	1,177
International	5,144	3,943	4,973	3,994
Worldwide	6,171	5,031	5,990	5,171
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	701	682	686	692
International	2,079	1,846	2,042	1,905
Worldwide	2,780	2,528	2,728	2,597
SALES OF NATURAL GAS (MMCF/D):
United States	3,265	3,154	3,204	3,481
International	5,142	4,503	5,038	4,531
Worldwide	8,407	7,657	8,242	8,012
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	154	141	145	135
International	104	92	96	90
Worldwide	258	233	241	225
SALES OF REFINED PRODUCTS (MB/D):
United States	1,237	1,263	1,195	1,237
International (5)	1,451	1,449	1,448	1,442
Worldwide	2,688	2,712	2,643	2,679
REFINERY INPUT (MB/D):
United States	928	955	920	956
International	726	764	740	780
Worldwide	1,654	1,719	1,660	1,736

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	50	43	50	46
Venezuela Affiliate	29	28	29	28
(3) Includes natural gas consumed in operations (MMCF/D):
United States	40	71	39	69
International	511	430	511	430
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	349	362	355	366